Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Third Quarter Results

Vancouver, WA – January 31, 2012 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB). (“Riverview” or the “Company”) today reported a net loss of $16.6 million, or $0.74 per share, in its third fiscal quarter ended December 31, 2011, compared to net income of $579,000, or $0.03 per share, in its third fiscal quarter a year ago. The Company’s financial results were impacted by the previously announced increase in the provision for loan losses of $8.1 million as well as the establishment of an $8.7 million deferred tax asset valuation allowance.

Highlights (at or for the period ended December 31, 2011)

•	Credit Quality: Nonperforming loans (NPLs) increased to $32.0 million, or 4.61% of total loans. Real estate owned (REO) decreased to $20.7 million from $25.6 million at September 30, 2011.

•
Capital and Liquidity: The Company remains very well capitalized with total risk-based capital ratio of 13.14% and a tangible common equity ratio of 7.84%. Liquidity remains strong with no outstanding borrowings and increased on-balance sheet liquidity.

•
Balance Sheet Review: Branch deposit growth remained strong during the quarter. Branch deposits increased $9.6 million and total deposits increased $5.8 million during the quarter. Average deposits increased $18.4 million during the quarter and $31.6 million from the same quarter as the prior year. Loan balances decreased $2.2 million as loan growth has continued to be challenging. Average loan balances decreased $1.7 million during the quarter.

•	Net Interest Margin: The net interest margin during the third fiscal quarter was 4.21%.

•	Income Statement: Net loss was $16.6 million, or $0.74 per diluted share, as a result of the increase in the provision for loan losses and the deferred tax asset valuation.

•
Deferred Tax Asset Valuation: The Company established a deferred tax asset valuation allowance of $8.7 million. This allowance represents a non-cash accounting entry that may be reversed in future periods if, among other considerations, the Company returns to sustained profitability. Reversals of this allowance would increase the Company’s net income in these future periods.

“The decision to significantly adjust our loan loss provision will help position Riverview not only for recovery and financial growth, but continued long-term success in an economy that remains frustratingly sluggish,” said Pat Sheaffer, Chairman and CEO. “The good news is that we will be strengthened by this move and our liquidity and capital levels remain strong. We are fortunate to have a solid net interest margin, a growing customer base and successful core operations. It was because of these strong capital levels that we were able to establish this valuation allowance and remain well-capitalized with no impact on our customers or our core business operations.”

Credit Quality

“The real estate market remains challenging,” said Ron Wysaske, President and COO. “Our focus will remain on preserving capital while aggressively identifying problem credits and reducing our exposure on these properties. We have already made significant progress in reducing our exposure to these types of loans, primarily land development and building lot loans, and selling acquired properties as quickly as possible.”

RVSB Third Quarter Fiscal 2012 Results
January 31, 2012

NPLs totaled $32.0 million, or 4.61% of total loans at December 31, 2011, compared to $29.7 million, or 4.27% of total loans at September 30, 2011.

REO balances decreased $4.9 million during the quarter to $20.7 million at December 31, 2011 compared to $25.6 million in the preceding quarter. REO sales during the quarter totaled $4.0 million, with write-downs of $2.5 million and additions of $1.6 million. Riverview currently has several additional properties under contract, including $1.0 million in REO that sold in January 2012.

The allowance for loan losses was $15.9 million at December 31, 2011, representing 2.29% of total loans and 49.71% of NPLs. The provision for loan losses was $8.1 million in the third quarter compared to $2.2 million in the preceding quarter and $1.6 million in the third quarter a year ago.

Balance Sheet Review

Deposit growth was highlighted by continued strong branch deposit growth. Total deposits increased $5.8 million during the quarter to $735.0 million at December 31, 2011 compared to $729.3 million at September 30, 2011 and $696.7 million a year ago. Average deposit balances, which eliminate fluctuations in daily balances, increased $18.4 million during the quarter and $31.6 million a year ago. Core deposits increased $37.8 million to $681.1 million at December 31, 2011 compared to $643.4 million a year ago. Core deposits comprise 92.7% of total deposits at December 31, 2011.

Net loans were $678.6 million at December 31, 2011 compared to $680.8 million at September 30, 2011 and $660.1 million a year ago. The decrease in net loans during the quarter is due to the continued difficult lending environment. Average loan balances decreased $1.7 million during the quarter. New loan production during the past year was concentrated in single-family residential mortgages and small-business commercial loans.

As with the previous quarter, Riverview continues to reduce its exposure to land development and speculative construction loans. The balance of these portfolios was $58.5 million at December 31, 2011 compared to $66.6 million at September 30, 2011 and $75.1 million a year ago. Speculative construction loans were $13.0 million, and land development loans were $45.5 million, representing a combined total of less than 9% of the total loan portfolio at December 31, 2011.

The commercial real estate (“CRE”) loan portfolio continues to perform well with only isolated credit issues. The CRE loan portfolio totaled $358.5 million as of December 31, 2011, of which 29% was owner-occupied and 71% was investor-owned. At December 31, 2011, the CRE portfolio contained nine loans totaling $8.9 million that were nonperforming, representing 2.49% of the total CRE portfolio.

Net Interest Margin

Riverview’s net interest margin was 4.21% for the third quarter compared to 4.35% for the preceding quarter. The decrease was due to a higher balance of cash and liquid assets being held by the Bank, as well as the reversal of interest from non-accrual loans. The increase in cash and liquids assets resulted in a 13 basis point decrease in the net interest margin while the reversal of interest on non-accrual loans decreased the net interest margin by nine basis points. The cost of interest bearing deposits was 0.67% during the current quarter, a decrease of eight basis points from the preceding quarter and a decrease of 33 basis points from the third quarter a year ago.

Income Statement

Net interest income was $8.4 million in the third quarter, which was the same as the preceding quarter. Net interest income was $8.8 million in the third quarter a year ago. The decline in net interest income was due to the reversal of interest on non-accrual loans and the continued pressure on loan yields as a result of the low interest rate environment. Operating revenue, which consists of net interest income plus non-interest income, was $9.9 million during the third quarter compared to $10.3 million in the preceding quarter and $10.7 million in the third quarter a year ago.

Non-interest income was $1.5 million in the third quarter compared to $1.8 million in the preceding quarter and $1.9 million in the third quarter a year ago. In the first nine months of fiscal year 2012, non-interest income was $5.3 million compared to $6.2 million in the first nine months of fiscal year 2011. The decline from the prior year was primarily due to a decline in both gains on the sale of REO properties and gains on sale of loans held for sale.

RVSB Third Quarter Fiscal 2012 Results
January 31, 2012

Fee income for Riverview Asset Management Corp. (“RAMCorp”), a trust company subsidiary of the Bank, totaled $568,000 during the third quarter compared to $570,000 in the preceding quarter and $520,000 in the third quarter a year ago.  Fiscal year-to-date, RAMCorp’s fee income totaled $1.8 million compared to $1.5 million in the same period a year ago. Assets under management increased 9.8% to $337.7 million at December 31, 2011 compared to $307.5 million at December 31, 2010.

Non-interest expense was $10.2 million in the third quarter compared to $7.8 million in the preceding quarter and $8.3 million in the third quarter a year ago.  Non-Interest expense increased due to an increase in REO expenses of $2.0 million from the prior linked quarter and $1.9 million from the same quarter a year ago. The increase in REO expenses was a result of write-downs on several properties due to updated valuations.

The Company established an $8.7 million valuation allowance against the deferred tax asset balance as of December 31, 2011, which reduced its deferred tax asset to $594,000. Looking forward, management will review the deferred tax asset valuation allowance on a quarterly basis. Any future reversals of the deferred tax asset valuation allowance would decrease the Company’s income tax expense and increase its after tax net income in the period of reversal.

The Company initiated its annual goodwill impairment test during the quarter. Any potential goodwill impairment could be material but would be a non‐cash charge and have no effect on the Company’s cash balances, liquidity or tangible equity. In addition, because goodwill is not included in the calculation of regulatory capital, the Company’s well‐capitalized regulatory ratios would not be affected by this potential non‐cash expense. We expect to finalize our goodwill impairment analysis during the fourth quarter of fiscal year 2012 and the results thereof will be disclosed in the fourth quarter financial statements.

Capital and Liquidity

The Bank continues to maintain capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 13.14% and a Tier 1 leverage ratio of 9.74% at December 31, 2011. The Company also has an additional $11.0 million in assets that could be used in the future to boost the Bank’s capital levels or support future growth.

At December 31, 2011, the Bank had available total and contingent liquidity of over $490 million, including over $300 million of borrowing capacity from the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco, and more than $70 million from cash and short-term investments. At December 31, 2011, the Bank had no outstanding borrowings.

Company Growth

Riverview recently began construction on its new branch in Gresham, Oregon, with the branch expected to open in the Summer 2012. The 5,000 square-foot full-service branch will fill a long-standing need for community banking in a rapidly growing metropolitan area and will be one of four Riverview branches in Oregon.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

RVSB Third Quarter Fiscal 2012 Results
January 31, 2012

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

	December 31,	September 30,	December 31,	March 31,
(Dollars in thousands)	2011	2011	2010	2011
Shareholders’ equity	$91,567	$108,149	$106,030	$106,944
Goodwill	25,572	25,572	25,572	25,572
Other intangible assets, net	456	511	665	615

Tangible shareholders’ equity	$65,539	$82,066	$79,793	$80,757

Total assets	$862,330	$873,396	$838,417	$859,263
Goodwill	25,572	25,572	25,572	25,572
Other intangible assets, net	456	511	665	615

Tangible assets	$836,302	$847,313	$812,180	$833,076

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $862 million, it is the parent company of the 88 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital. The credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; the Company’s compliance with regulatory enforcement actions; we have entered into with the OCC as successor to the OTS and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the Securities and Exchange Commission.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2012 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Third Quarter Fiscal 2012 Results
January 31, 2012

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	December 31, 2011	September 30, 2011	December 31, 2010	March 31, 2011
ASSETS

Cash (including interest-earning accounts of $23,146, $32,955, $27,548	$36,313	$50,148	$35,900	$51,752
and $37,349)
Certificate of deposits	42,718	23,847	17,141	14,900
Loans held for sale	659	264	581	173
Investment securities held to maturity, at amortized cost	493	499	505	506
Investment securities available for sale, at fair value	6,337	6,707	6,255	6,320
Mortgage-backed securities held to maturity, at amortized	177	181	194	190
Mortgage-backed securities available for sale, at fair value	1,146	1,341	2,007	1,777
Loans receivable (net of allowance for loan losses of $15,926, $14,672,
$17,463, and $14,968)	678,626	680,838	660,075	672,609
Real estate and other pers. property owned	20,667	25,585	30,704	27,590
Prepaid expenses and other assets	6,087	6,020	6,206	5,887
Accrued interest receivable	2,378	2,402	2,498	2,523
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350	7,350
Premises and equipment, net	16,351	16,568	15,655	16,100
Deferred income taxes, net	594	9,307	11,307	9,447
Mortgage servicing rights, net	299	334	423	396
Goodwill	25,572	25,572	25,572	25,572
Core deposit intangible, net	157	177	242	219
Bank owned life insurance	16,406	16,256	15,802	15,952

TOTAL ASSETS	$862,330	$873,396	$838,417	$859,263

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$735,046	$729,259	$696,749	$716,530
Accrued expenses and other liabilities	9,574	9,459	9,697	9,396
Advance payments by borrowers for taxes and insurance	409	797	227	680
Junior subordinated debentures	22,681	22,681	22,681	22,681
Capital lease obligation	2,531	2,544	2,578	2,567
Total liabilities	770,241	764,740	731,932	751,854

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2011 - 22,471,890 issued and outstanding;
September 30, 2011 - 22,471,890 issued and outstanding;	225	225	225	225
December 31, 2010 – 22,471,890 issued and outstanding;
March 31, 2011 – 22,471,890 issued and outstanding;
Additional paid-in capital	65,621	65,626	65,642	65,639
Retained earnings	27,493	44,088	42,339	43,193
Unearned shares issued to employee stock ownership trust	(619)	(644)	(722)	(696)
Accumulated other comprehensive loss	(1,153)	(1,146)	(1,454)	(1,417)
Total shareholders’ equity	91,567	108,149	106,030	106,944

Noncontrolling interest	522	507	455	465
Total equity	92,089	108,656	106,485	107,409

TOTAL LIABILITIES AND EQUITY	$862,330	$873,396	$838,417	$859,263

RVSB Third Quarter Fiscal 2012 Results
January 31, 2012

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
INTEREST INCOME:
Interest and fees on loans receivable	$9,669	$9,815	$10,593	$29,764	$32,458
Interest on investment securities-taxable	28	36	28	109	115
Interest on investment securities-non taxable	11	12	14	35	43
Interest on mortgage-backed securities	12	13	21	41	70
Other interest and dividends	109	89	77	273	140
Total interest income	9,829	9,965	10,733	30,222	32,826

INTEREST EXPENSE:
Interest on deposits	1,061	1,158	1,567	3,449	5,232
Interest on borrowings	381	372	359	1,121	1,119
Total interest expense	1,442	1,530	1,926	4,570	6,351
Net interest income	8,387	8,435	8,807	25,652	26,475
Less provision for loan losses	8,100	2,200	1,600	11,850	4,575

Net interest income after provision for loan losses	287	6,235	7,207	13,802	21,900

NON-INTEREST INCOME:
Fees and service charges	962	1,078	955	3,082	3,131
Asset management fees	568	570	520	1,763	1,533
Gain on sale of loans held for sale	29	21	96	73	339
Bank owned life insurance income	151	153	151	455	451
Other	(180)	10	142	(107)	696
Total non-interest income	1,530	1,832	1,864	5,266	6,150

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,014	3,514	4,090	12,039	12,115
Occupancy and depreciation	1,211	1,166	1,208	3,540	3,497
Data processing	306	542	274	1,136	774
Amortization of core deposit intangible	20	20	23	62	72
Advertising and marketing expense	286	283	187	814	577
FDIC insurance premium	289	286	402	848	1,240
State and local taxes	150	81	184	410	502
Telecommunications	109	108	105	324	317
Professional fees	334	298	311	971	958
Real estate owned expenses	2,781	756	897	3,967	1,183
Other	692	791	572	2,083	1,695
Total non-interest expense	10,192	7,845	8,253	26,194	22,930

INCOME (LOSS) BEFORE INCOME TAXES	(8,375)	222	818	(7,126)	5,120
PROVISION FOR INCOME TAXES	8,220	41	239	8,574	1,659
NET INCOME (LOSS)	$(16,595)	$181	$579	$(15,700)	$3,461

Earnings (loss) per common share:
Basic	$(0.74)	$0.01	$0.03	$(0.70)	$0.20
Diluted	$(0.74)	$0.01	$0.03	$(0.70)	$0.20
Weighted average number of shares outstanding:
Basic	22,321,011	22,314,854	22,296,378	22,314,876	17,044,751
Diluted	22,321,011	22,314,854	22,297,043	22,314,876	17,044,751

RVSB Third Quarter Fiscal 2012 Results
January 31, 2012

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
AVERAGE BALANCES
Average interest–earning assets	$790,922	$770,719	$760,826	$774,326	$761,816
Average interest-bearing liabilities	651,368	640,605	645,014	642,974	653,352
Net average earning assets	139,554	130,114	115,812	131,352	108,464
Average loans	694,205	695,941	692,025	693,856	709,868
Average deposits	742,899	724,473	711,305	727,704	709,057
Average equity	109,301	109,729	107,728	109,402	98,198
Average tangible equity	83,238	83,614	81,443	83,287	71,864

ASSET QUALITY	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010

Non-performing loans	32,037	29,680	16,879
Non-performing loans to total loans	4.61%	4.27%	2.49%
Real estate/repossessed assets owned	20,667	25,585	30,704
Non-performing assets	52,704	55,265	47,583
Non-performing assets to total assets	6.11%	6.33%	5.68%
Net loan charge-offs in the quarter	6,846	3,587	3,166
Net charge-offs in the quarter/average net loans	3.91%	2.04%	1.82%

Allowance for loan losses	15,926	14,672	17,463
Average interest-earning assets to average
interest-bearing liabilities	121.42%	120.31%	117.95%
Allowance for loan losses to
non-performing loans	49.71%	49.43%	103.46%
Allowance for loan losses to total loans	2.29%	2.11%	2.58%
Shareholders’ equity to assets	10.62%	12.38%	12.65%

CAPITAL RATIOS
Total capital (to risk weighted assets)	13.14%	14.29%	14.72%
Tier 1 capital (to risk weighted assets)	11.89%	13.03%	13.46%
Tier 1 capital (to leverage assets)	9.74%	10.79%	11.02%
Tangible common equity (to tangible assets)	7.84%	9.69%	9.82%

DEPOSIT MIX	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	March 31, 2011

Interest checking	$96,757	$92,006	$78,327	$77,399
Regular savings	42,453	40,871	34,913	37,231
Money market deposit accounts	235,902	227,095	216,155	236,321
Non-interest checking	116,854	116,645	94,269	102,429
Certificates of deposit	243,080	252,642	273,085	263,150
Total deposits	$735,046	$729,259	$696,749	$716,530

RVSB Third Quarter Fiscal 2012 Results
January 31, 2012

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
December 31, 2011	(Dollars in thousands)
Commercial	$ 86,759	$ -	$ -	$ 86,759
Commercial construction	-	-	10,772	10,772
Office buildings	-	99,880	-	99,880
Warehouse/industrial	-	43,868	-	43,868
Retail/shopping centers/strip malls	-	83,207	-	83,207
Assisted living facilities	-	37,160	-	37,160
Single purpose facilities	-	94,385	-	94,385
Land	-	45,502	-	45,502
Multi-family	-	44,286	-	44,286
One-to-four family	-	-	16,772	16,772
Total	$ 86,759	$ 448,288	$ 27,544	$ 562,591

March 31, 2011	(Dollars in thousands)
Commercial	$ 85,511	$ -	$ -	$ 85,511
Commercial construction	-	-	8,608	8,608
Office buildings	-	95,529	-	95,529
Warehouse/industrial	-	49,627	-	49,627
Retail/shopping centers/strip malls	-	85,719	-	85,719
Assisted living facilities	-	35,162	-	35,162
Single purpose facilities	-	98,651	-	98,651
Land	-	55,258	-	55,258
Multi-family	-	42,009	-	42,009
One-to-four family	-	-	18,777	18,777
Total	$ 85,511	$ 461,955	$ 27,385	$ 574,851

LOAN MIX	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	March 31, 2011
Commercial and construction
Commercial	$ 86,759	$ 88,017	$ 85,768	$ 85,511
Other real estate mortgage	448,288	455,153	454,058	461,955
Real estate construction	27,544	30,221	32,870	27,385
Total commercial and construction	562,591	573,391	572,696	574,851
Consumer
Real estate one-to-four family	129,780	119,805	102,488	110,437
Other installment	2,181	2,314	2,354	2,289
Total consumer	131,961	122,119	104,842	112,726

Total loans	694,552	695,510	677,538	687,577

Less:
Allowance for loan losses	15,926	14,672	17,463	14,968
Loans receivable, net	$ 678,626	$ 680,838	$ 660,075	$ 672,609

RVSB Third Quarter Fiscal 2012 Results
January 31, 2012

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
December 31, 2011	(dollars in thousands)
Non-performing assets

Commercial	$ 957	$ 601	$ 1,440	$ -	$ -	$ 2,998
Commercial real estate	2,756	4	3,760	-	2,411	8,931
Land	-	533	8,970	-	5,000	14,503
Multi-family	-	598	-	-	-	598
Commercial construction	-	-	-	-	-	-
One-to-four family construction	1,579	1,707	143	-	-	3,429
Real estate one-to-four family	903	433	242	-	-	1,578
Consumer	-	-	-	-	-	-
Total non-performing loans	6,195	3,876	14,555	-	7,411	32,037

REO	3,815	6,676	6,764	3,412	-	20,667

Total non-performing assets	$ 10,010	$ 10,552	$ 21,319	$ 3,412	$ 7,411	$ 52,704

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
December 31, 2011	(dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$ 6,054	$ 4,216	$ 30,232	$ -	$ 5,000	$ 45,502
Spec Construction Loans	1,579	8,191	3,184	71	-	13,025

Total Land and Spec Construction	$ 7,633	$ 12,407	$ 33,416	$ 71	$ 5,000	$ 58,527

RVSB Third Quarter Fiscal 2012 Results
January 31, 2012

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010

Efficiency ratio (4)	102.77%	76.41%	77.34%	84.72%	70.28%
Coverage ratio (6)	82.29%	107.52%	106.71%	97.93%	115.46%
Return on average assets (1)	-7.42%	0.08%	0.27%	-2.39%	0.54%
Return on average equity (1)	-60.24%	0.65%	2.13%	-19.05%	4.68%

NET INTEREST SPREAD
Yield on loans	5.53%	5.59%	6.07%	5.69%	6.07%
Yield on investment securities	2.66%	2.59%	2.74%	2.72%	2.91%
Total yield on interest earning assets	4.93%	5.13%	5.60%	5.18%	5.72%

Cost of interest bearing deposits	0.67%	0.75%	1.00%	0.74%	1.12%
Cost of FHLB advances and other borrowings	5.99%	5.86%	5.64%	5.89%	4.29%
Total cost of interest bearing liabilities	0.88%	0.95%	1.18%	0.94%	1.29%

Spread (7)	4.05%	4.18%	4.42%	4.24%	4.43%
Net interest margin	4.21%	4.35%	4.60%	4.40%	4.62%

PER SHARE DATA
Basic earnings per share (2)	$ (0.74)	$ 0.01	$ 0.03	$ (0.70)	$ 0.20
Diluted earnings per share (3)	(0.74)	0.01	0.03	(0.70)	0.20
Book value per share (5)	4.07	4.81	4.72	4.07	4.72
Tangible book value per share (5)	2.92	3.65	3.55	2.92	3.55
Market price per share:
High for the period	$ 2.50	$ 3.12	$ 2.80	$ 3.18	$ 3.81
Low for the period	2.11	2.20	2.00	2.11	1.73
Close for period end	2.37	2.40	2.72	2.37	2.72
Cash dividends declared per share	-	-	-	-	-

Average number of shares outstanding:
Basic (2)	22,321,011	22,314,854	22,296,378	22,314,876	17,044,751
Diluted (3)	22,321,011	22,314,854	22,297,043	22,314,876	17,044,751

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.